Exhibit (d)(4)(i)

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of September 1, 2017 (“Amendment No. 1”), to the Investment Sub-Advisory Agreement dated September 1, 2014 (“Agreement”) between AXA Equitable Funds Management Group, LLC (doing business as 1290 Asset Managers), a limited liability corporation organized under the laws of the State of Delaware (“FMG LLC” or “Adviser”) and GAMCO Asset Management, Inc., a New York corporation (“GAMCO” or “Sub-Adviser”).

WHEREAS, 1290 Asset Managers and the Sub-Adviser agree to amend the Agreement to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides with respect to the 1290 GAMCO Small/Mid Cap Value Fund;

NOW THEREFORE, 1290 Asset Managers and the Sub-Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Funds of 1290 Funds (“Trust”) for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC (doing business as 1290 Asset Managers)		GAMCO ASSET MANAGEMENT, INC.

By:	/s/ Michal Levy	By:	/s/ Douglas R. Jamieson
	Michal Levy		Name: Douglas R. Jamieson
	Senior Vice President and Chief Operating Officer		Title: President and Chief Operating Officer

APPENDIX A

TO

AMENDMENT NO. 1

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund	Annual Advisory Fee
GAMCO Small Cap Funds, which shall consist of the following Fund(s) and Other Portfolio(s) or Allocated Portions(s)*: 1290 GAMCO Small/Mid Cap Value Fund	0.40% of the GAMCO Small Cap Funds’ average daily net assets up to and including $1 billion; and 0.30% of the GAMCO Small Cap Funds’ average daily net assets in excess of $1 billion.

1290 VT GAMCO Small Company Value Portfolio, a series of EQ Advisors Trust

*	Other Portfolio(s) or Allocated Portion(s) are other registered investment companies or series or portions thereof that are advised by the Adviser and sub-advised by the Sub-Adviser.